Exhibit 4.2
DESCRIPTION OF THE COMPANY’S SECURITIES REGISTERED PURSUANT TO
SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The following is a brief description of the common stock, par value $0.01 per share (“Common Stock”), of Peabody Energy Corporation (the “Company,” “we,” “us” or “our”), which is the only security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934. The following summary is not complete and is qualified in its entirety by reference to the Company’s Fourth Amended and Restated Certificate of Incorporation (the “Charter”), including the Certificate of Designation attached thereto, the Company’s Second Amended and Restated Bylaws (the “Bylaws”) and relevant sections of the Delaware General Corporation Law (the “DGCL”).
General
We have the authority to issue a total of 450,000,000 shares of Common Stock, 100,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), of which 50,000,000 were designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”), and 50,000,000 shares of series common stock, par value $0.01 per share (“Series Common Stock”).
The Board of Directors of the Company (the “Board”) is granted authority to issue both Preferred Stock and Series Common Stock of one or more series and, in connection with the creation of any such series, to fix by the resolution or resolutions providing for the issue of shares, any designation, voting powers, preferences and relative, participating, optional, or other special rights of such series, and the qualifications, limitations or restrictions attaching thereto.
We may not issue non-voting equity securities; provided, however, that such restriction shall (a) not apply beyond what is required under Section 1123(a)(6) of the Bankruptcy Code, (b) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to us, and (c) in all events may be amended or eliminated in accordance with applicable law.
Voting Rights
Subject to the voting rights granted to Preferred Stock or Series Common Stock that may be outstanding from time to time, each share of our Common Stock shall be entitled to one vote per share, in person or by proxy, on all matters submitted to a vote for our stockholders on which the holders of Common Stock are entitled to vote. Except as otherwise required in the Charter, Bylaws or by applicable law, the holders of voting stock shall vote together as one class on all matters submitted to a vote of stockholders generally. The Charter and Bylaws do not provide for cumulative voting in connection with the election of directors. Accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors. However, in a contested election, a plurality of the votes shall be enough to elect a director. The holders of a majority of our voting stock issued and outstanding and entitled to vote at a meeting of stockholders, present in person or represented by proxy, constitute a quorum at any such meeting of stockholders for the transaction of business.
Dividend Rights
Subject to any dividend rights granted to Preferred Stock or Series Common Stock that may be outstanding from time to time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock as may be declared thereon by the Board from time to time out of the assets or funds legally available. Before payment of any dividend, there may be set aside out of any funds available for dividends such sum or sums as the directors, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any Company property, or for such other purpose as the

Exhibit 4.2
directors shall think conducive to the interests of the Company, and the directors may modify or abolish any such reserve in the manner in which it was created.
No Preemptive Rights
No holder of our capital stock has any preemptive right to subscribe for any shares of our capital stock issued in the future.
Liquidation Rights
The holders of Common Stock shall be entitled to share ratably in the net assets remaining after payment pursuant to any liquidation rights granted to Preferred Stock or Series Common Stock that may be outstanding from time to time.
Preferred Stock
Series A Convertible Preferred Stock
In connection with the Company’s emergence from its Chapter 11 cases in April 2017, the Company issued shares of new Series A Preferred Stock in a private placement. Under the terms of the Certificate of Designation relating to the Series A Preferred Stock, all outstanding shares of Series A Preferred Stock were mandatorily converted into shares of Common Stock on January 31, 2018.
Other Preferred Stock
The Charter provides that the Board may, by resolution, establish one or more series of Preferred Stock having the number of shares and relative voting rights, designations, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by the Board without further stockholder approval. The holders of our Preferred Stock may be entitled to preferences over common stockholders with respect to dividends, liquidation, dissolution or our winding up in such amounts as are established by the resolutions of the Board approving the issuance of such shares.
The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control without further action by the holders and may adversely affect voting and other rights of holders of our securities. In addition, issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of our voting stock.
Series Common Stock
The Charter provides that the Board may, by resolution, establish one or more series of Series Common Stock having the number of shares and relative voting rights, designations, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by them without further stockholder approval. The holders of our Series Common Stock may be entitled to preferences over common stockholders and holders of Preferred Stock with respect to dividends, liquidation, dissolution or our winding up in such amounts as are established by the resolutions of our Board approving the issuance of such shares of Series Common Stock.
The issuance of Series Common Stock may have the effect of delaying, deferring or preventing a change in control without further action by the holders and may adversely affect voting and other rights of holders of our securities. In addition, issuance of Series Common Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of our voting stock.

Exhibit 4.2
Provisions of Our Charter, Bylaws and Delaware Law That May Have an Anti-Takeover Effect
Preferred Stock and Series Common Stock
See above under “Preferred Stock” and “Series Common Stock.”
Special Meetings of Stockholders
The Charter and Bylaws provide that special meetings of the stockholders may be called by our Chairman of the Board, Chief Executive Officer, President or the Board. A special meeting of stockholders shall also be called by our secretary upon the written request of stockholders entitled to cast at least 40% of all votes entitled to be cast at the special meeting.
Advance Notice of Stockholder Meetings
Notice of any annual or special meeting of stockholders, stating the place (if any), date and hour of the meeting shall be given to each stockholder entitled to notice of such meeting not less than ten nor more than 60 days before the date of such meeting.
Advance Notice for Nominations or Stockholder Proposals at Meetings
The Bylaws also prescribe the procedure that a stockholder must follow to nominate directors or bring business before stockholder meetings.
Nominations of persons for election to the Board and the proposal of business at stockholder meetings may be made by (1) the Company, (2) the Chairman of the Board or (3) any stockholder entitled to vote and who makes the nomination or proposal pursuant to timely notice in proper written form to our Secretary in compliance with the procedures set forth in the Bylaws. For a stockholder to nominate a candidate for director or to bring other business before a meeting, we must receive notice not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days from such anniversary date, notice by the stockholder must be so delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is made. Notice of a nomination for director must also include a description of various matters regarding the nominee and the shareholder giving notice and comply with other procedures and requirements as set forth in the Bylaws.
In addition, the Bylaws permit a stockholder, or group of no more than 20 stockholders meeting specified eligibility requirements, to include director nominees in our proxy materials for annual meetings. In order to be eligible, stockholders must have owned 3% or more of the outstanding Common Stock continuously for at least three years. Requests to include stockholder-nominated candidates in our proxy materials must be delivered to us within the time periods applicable to stockholder notices of nominations as described in the preceding paragraph. The maximum number of stockholder nominated candidates is the greater of two directors or the largest whole number that does not exceed 20% of the number of directors in office as of last day on which a notice under these provisions is delivered. The Bylaws provide a process to determine which candidates under these provisions exceed the maximum permitted number. Each stockholder seeking to include a director nominee in our proxy materials pursuant to these provisions is required to provide certain information, as set forth in the Bylaws. A stockholder nominee must also meet certain eligibility requirements, as set forth in the Bylaws.

Exhibit 4.2
At a meeting of stockholders, only such business (other than the nomination of candidates for election as directors in accordance with the Bylaws) will be conducted or considered as is properly brought before the annual meeting or a special meeting as specified in the Bylaws.
Action by Written Consent
The Charter prohibits action by written consent by stockholders.
Directors
The Board shall consist of at least three members and no more than 15, and may be fixed from time to time by a resolution adopted by the Board or by the stockholders. Directors need not be stockholders but are subject to a Company policy that requires that they hold shares of Common Stock having a value equal to a specified multiple of their annual retainer.
Each director to be elected by stockholders shall be elected by a majority vote of the stockholders, except that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of votes. There is no cumulative voting in the election of directors. Directors may be removed, with or without cause, by a majority vote of our voting stock.
All directors will be in one class and serve for a term ending at the annual meeting following the annual meeting at which the director was elected.
The Board is authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the directors present at any regular or special meeting, subject to the power of the voting stock to adopt, amend, alter or repeal the Bylaws made by the Board. Notwithstanding anything in the Charter or Bylaws to the contrary, a vote of holders of 75% or more of our voting stock is required to adopt, amend, alter or repeal any provision inconsistent with the foregoing or the manner in which action may be taken by voting stock.
Delaware Law
The Company is a Delaware corporation subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder unless:
•prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
•at or subsequent to that time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our outstanding voting stock.

Exhibit 4.2
Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations for a three-year period. The provisions of Section 203 may encourage companies or other persons interested in acquiring us to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.